Exhibit 10.1
Release Of Claims
     1. Release of Claims
     In partial consideration of the payments and benefits described in Section 9 of the employment agreement effective March 14, 2005, by and between Steven J. Bensinger (“Executive”) and American International Group, Inc. (the “Company”), as amended by the Letter from the Company to the Executive dated March 12, 2008 and the Letter Agreement between the Executive and the Company dated May 8, 2008 (collectively, the “Employment Agreement”), all as set forth in Exhibit A to this Release and to which Executive agrees Executive is not entitled until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the right to enforce the Employment Agreement (the “Unreleased Claims”). Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the bylaws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.
     2. Proceedings
     Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.
     3. Time to Consider
     Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
     4. Revocation
     Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 9 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.
     5. No Admission
     This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.
     6. General Provisions
     A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.
     7. Governing Law
     The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.
     IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

/s/ Steven J. Bensinger

Steven J. Bensinger

Date: October 9, 2008

Acknowledged and agreed.

American International Group, Inc.

By:	/s/ Anastasia D. Kelly

Anastasia D. Kelly
Executive Vice President & General Counsel

Exhibit A

Steven J. Bensinger
Compensation Due Upon Termination

As of October 8, 2008
Value under extended employment agreement and May 8 Letter Agreement

- Severance payable in equal installments over 12 months[1]	$7,500,000

- Pro Rata Bonus based on Target of $2 MM2	$1,500,000
	$9,000,000

Severance period ends:	10/8/2009

2-year equity vesting window[4] ends:	10/8/2010

- RSUs granted Jan 2008	$95,120		23,780 RSUs scheduled to vest in January 2010 during the 2-year period following termination[4]

- 2005-06 AIG DCPPP	$128,000		1st and 2nd tranches of 16,000 shares each scheduled to vest in May 2009 & May 2010 during 2-year period following termination[4]

- 2006-07 PP	$23,020		GEC earnout of 119.9%. 1st tranche of 5,755 shares is scheduled to vest in January 2010 during the 2-year period following termination[4], 2nd tranche of 5,755 shares normally vests in January 2012, subsequent to the 2-year period following termination[4]

- 2007-08 PP	$0		No earnout projected. Normal vesting dates are January 2011 and January 2013, both subsequent to the 2-year period following termination[4]

- 2008-09 PP	$0		No earnout projected. Normal vesting dates are January 2011 and January 2012, both subsequent to the 2-year period following termination[4]

- 2005 SPP	$0		Normal vesting date is January 2011, subsequent to the 2-year period following termination[4]

- 2004-06 SPP	$1,032,813		1st tranche of $1,032,813 scheduled to vest during the 2-year period following termination[4] in January 2010; 2nd tranche normally vests in January 2012, subsequent to the 2-year period following termination[4]

- 2005-07 SPP	$0		Normal vesting dates are in January 2011 and January 2013, subsequent to the 2-year period following termination[4]

- 2006-08 SPP	$0		No earnout projected for the 2007-08 PP therefore there would be no earnout for the 2006-08 SPP; normal vesting dates are January 2011 and January 2012, subsequent to the 2-year period following termination[4]

	$1,278,953	[3]

TOTAL:	$10,278,953[3]

1.	Start of severance payments subject to six-month delay as per Section 409A
2.	To be paid October 17, 2008
3.	As an estimate, all equity grants included in the schedule are valued at $4 per share
4.	2-year equity & SPP vesting window as defined by the ESP

All options are currently underwater and are not included above.
However, options continue to vest during the two-year period following termination and continue to be exercisable per the terms in the award agreement.
Per the May 8, 2008 Letter Agreement, AIG agrees to address and attempt to resolve in good faith Mr. Bensinger’s rights under AIG’s Partners Plan, AIG’s Senior Partners Plan and the Starr International Company, Inc. Plans.

All insurance and other benefits payable will be provided in accordance with the terms of the Employment Agreement for 36 months following the Termination Date.

The terms of all benefits not listed in this Exhibit will be determined pursuant to the Employment Agreement and any applicable plans.

Steven J. Bensinger		Date: October 09, 2008

American International Group, Inc.

By:	Anastasia D. Kelly Executive Vice President & General Counsel	Date: October 09, 2008